EXHIBIT 99.1

NEWS RELEASE
For Release: Tuesday, February 5, 2013, 3:05pm Central Time	Contact:	James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS RECORD FOURTH QUARTER RESULTS

-	Q4 net revenue increased 14.5% to $25.3 million
-	Q4 earnings per share grew 39% to $0.18
-	Provides 2013 guidance of $106-$110 million in net revenue and $0.66-$0.70 EPS

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq: VASC) today reported financial results for the fourth quarter ended December 31, 2012. Net revenue increased 14.5% from the fourth quarter of 2011 to a record $25.3 million. U.S. product revenue increased 17% to $21.5 million while international product revenue increased 4% to $3.8 million compared to the year-ago fourth quarter. Net revenue was within the company’s guidance range of $25.0 million to $26.0 million.

Gross margin across all product lines was 67.2% in the fourth quarter of 2012, an increase from 65.7% in the fourth quarter of 2011, and a sequential increase from 66.7% in the third quarter of 2012.  Most of the year-over-year improvement in product gross margin was the result of increasing sales of higher margin products and the January 2012 purchase of the intellectual property relating to the Pronto® catheters, which resulted in the elimination of royalty expenses on the Pronto products.

Operating income for the fourth quarter was $4.7 million, representing an operating margin of 18.5% and an increase from an operating margin of 15.6% in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $3.1 million, a 41% increase from the year-earlier fourth quarter. Earnings per diluted share were $0.18, an increase of 39% from the $0.13 reported in the year-earlier quarter. EPS in the fourth quarter of 2012 exceeded the company’s guidance range of $0.16-$0.17.

“During the fourth quarter we continued the very strong performance that characterized our first three quarters of 2012,” commented Howard Root, Chief Executive Officer of Vascular Solutions.   “Revenue reached a record quarterly level, and we surpassed our long-term milestone of attaining $100 million in annualized sales. For the full year, we are proud to have delivered our 9th consecutive year of double-digit product revenue growth while continuing to improve our operating profits by an even higher percentage and generating record operating cash flows.”

Fourth Quarter Revenue by Product Line

Net sales of catheter products, the company’s largest product line, were $15.6 million during the fourth quarter of 2012, an increase of 14% compared to $13.7 million in the fourth quarter of 2011.

Within the catheter products category, fourth quarter sales of Pronto aspiration catheters were $5.0 million, stable on both a sequential and year-over-year basis.  “We are pleased with the steady performance of our Pronto business in a worldwide aspiration catheter market that remains challenging due to competitive pricing pressures,” Mr. Root said. “We are maintaining our leading share of this market due to the superior features and benefits of the Pronto catheter, and we remain focused on broadening our product offerings in the aspiration catheter market.”

Sales of the GuideLiner® catheter were $4.1 million in the fourth quarter, an increase of 57% from the $2.6 million in the year-ago quarter.  “We expect continued rapid growth of GuideLiner as more and more physicians in both the U.S. and abroad recognize the clinical benefits of this unique product in challenging interventions,” Mr. Root said. “Now entering its fourth year on the market, the GuideLiner is quickly on its way to becoming our highest-selling product in our broad portfolio of catheter products.”

Other catheter products that contributed significantly to the year-over-year sales increase during the fourth quarter were the Guardian® hemostasis valve and related inflation device, which combined grew by 16%, and micro-Introducer kits, which also grew by 16%. In addition, sales of SuperCross™ microcatheters increased by 160% in the fourth quarter as the adoption of the angled tip versions continued to spread.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable and D-Stat Radial) were $5.4 million in the fourth quarter, a decrease of 1% from the $5.5 million in the year-ago quarter. “The femoral artery hemostat patch market remains intensely competitive, but we have maintained our position of market leadership through the clinical advantages of our thrombin-based D-Stat Dry and Thrombix® products,” Mr. Root said.

“We are now well on our way to restoring growth in our hemostat business, mainly by offering new product solutions for the rapidly-growing radial artery segment of the market,” Mr. Root said.  “In June, we acquired the Accumed™ wrist positioning splint, which our direct U.S. sales force has begun to transition into material sales. In October, we launched the R-Band™ radial hemostatic device under an exclusive U.S. distribution agreement with the device’s manufacturer, Lepu Medical Technology, which in the fourth quarter our direct U.S. sales force conducted successful evaluations and conversions.  In 2013 we expect to launch additional products for the U.S. radial access market that should continue this trend.”

In the vein products category, fourth quarter net revenues were $4.1 million, an increase of 48% from the $2.8 million in the year-earlier quarter. Included in fourth quarter vein product revenue was $1.7 million from the reprocessing service for ClosureFAST® radiofrequency catheters that was launched in January of 2012. “For the full year 2012, our ClosureFAST reprocessing service contributed $4.4 million to our revenue. The successful launch of this service has allowed us to restore growth to the vein products segment of our business and to significantly expand our footprint in the U.S. vein clinic market,” Mr. Root said. “Our reprocessing partner, Northeast Scientific, has now successfully reprocessed more than 15,000 ClosureFAST vein ablation catheters, and that volume says a great deal about the reliability and effectiveness of this program. We expect significant growth in our ClosureFAST reprocessing service in 2013, and we also intend to benefit by launching additional ancillary products for vein therapy procedures in 2013 to our expanded vein clinic customer base.”

Full Year Financial Highlights

On a GAAP-reported basis, Vascular Solutions’ 2012 net revenue increased 9% to $98.4 million from $90.0 million in 2011. Accelerated license revenue associated with the company’s collaboration with King Pharmaceuticals, Inc. boosted 2011 net revenue by $2.5 million. Excluding this accelerated licensing revenue in 2011, net revenue in 2012 grew 12% from 2011.

U.S. product revenue grew 14% in 2012 to $82.6 million compared to $72.4 million in 2011, while product revenue in international markets grew 9% to $15.5 million compared to $14.2 million in 2011. On a worldwide basis, Vascular Solutions’ 2012 sales of catheter products grew 16% to $61.3 million, sales of hemostat products declined 2% to $22.7 million, and revenue from vein products increased 34% to $14.1 million. Product gross margin in 2012 was 66.8% compared to 65.5% in 2011.

On a reported basis, operating income in 2012 improved 2% to $15.9 million compared to $15.6 million in 2011. In addition to the accelerated licensing revenue in 2011, a reduced earn-out payment estimate associated with a previous acquisition lowered general and administrative expenses in 2011 by $586,000. Excluding the impact of these items in 2011, the company’s 2012 operating income improved 27% and the company’s operating margin improved to 16.2% in 2012 compared to 14.3% in 2011.

On a GAAP basis, earnings per diluted share gained 6% to $0.60 in 2012 from $0.57 in 2011. Excluding the accelerated licensing revenue and reduced earn-out payment estimate in 2011, Vascular Solutions’ 2012 EPS grew 33% from the corresponding $0.45 in 2011.

During 2012, Vascular Solutions generated $19.2 million in cash from operating activities, an increase of 32% from the 2011 operating cash flow of $14.6 million.

Financial Guidance

For 2013, Vascular Solutions is providing guidance for net revenue to be between $106 million and $110 million. The mid-point of this range represents an increase of 10% from $98.4 million in net revenue recorded in 2012.

Vascular Solutions is also providing guidance for 2013 net earnings to be between $0.66 and $0.70 per fully diluted share. The mid-point of this range represents an increase of 13% from $0.60 per share in 2012. Included in the company’s 2013 earnings guidance are $3.1 million in non-cash stock-based compensation, $1.7 million in amortization of intangibles, between $1.3 million and $1.5 million for the new U.S. medical device excise tax, and an assumed 36.5% income tax rate.

For the first quarter of 2013, Vascular Solutions is providing guidance for net revenue to be between $26.0 million and $27.0 million, which at the mid-point would represent growth of 11% from the first quarter of 2012. Net earnings for the first quarter of 2013 are projected to be between $0.15 and $0.16 per diluted share, representing an increase of between 25% and 33% from the $0.12 EPS reported in the first quarter of 2012.  Included in the company’s net earnings guidance for the first quarter of 2013 are $1.0 million in non-cash stock-based compensation, $0.4 million in amortization of intangibles, $0.3 million for the new U.S. medical device excise tax, and an assumed 30% income tax rate due to the recognition of additional R&D tax credits.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended 2012 with $11.6 million in cash and cash equivalents, down from $13.9 million at the end of the third quarter. During the fourth quarter, the company generated $5.2 million in cash from operations and used cash of approximately $8.0 million to purchase a building for office expansion, $0.5 million for the acquisition of the AngioAssist™ and Teirstein Edge™ products, and $0.8 million for capital expenditures.

The company made no purchases during the fourth quarter under its stock repurchase plan.  As previously reported, the Board of Directors in January 2012 authorized a stock repurchase plan for up to 1,000,000 shares that ended on December 31, 2012.  During 2012, the company repurchased 425,135 shares under this authorization at an average price of $11.20 per share. The company continues to have no debt and has an unused $10 million bank line of credit.

“Vascular Solutions has excellent operating cash flows, a strong balance sheet and good working capital flexibility, which has allowed us to expand our revenue opportunities through tuck-in acquisitions and alliances while continuing to make the internal investments that are fueling our future growth objectives,” Mr. Root said.  “During 2012, we added 11 new products to our portfolio, including five that were brought in through licensing agreements or acquisitions,” Mr. Root added.  “As we enter 2013, we have a strong pipeline of internally-developed new products and we remain committed to acquisitions or alliances that will allow us to leverage our existing call points in interventional cardiology, interventional radiology, electrophysiology, and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, February 12, 2013, by dialing 888-203-1112 and entering conference ID# 1446519.  A recording of the call will also be archived on the Company’s web site, www.vasc.com, until Tuesday, February 12, 2013. During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31
	2012	2011	2012	2011
	(unaudited)		(note)
Revenue:
Product revenue	$25,215	$22,009	$98,036	$86,589
License revenue	89	88	350	3,367
Total revenue	25,304	22,097	98,386	89,956

Product costs and operating expenses:
Cost of goods sold	8,309	7,582	32,561	29,844
Research and development	2,907	2,699	11,870	10,240
Clinical and regulatory	1,032	1,005	4,358	4,332
Sales and marketing	6,498	5,808	25,777	24,126
General and administrative	1,509	1,337	6,522	4,997
Amortization of purchased technology and intangibles	361	210	1,393	831
Operating earnings	4,688	3,456	15,905	15,586

Interest expense	(3)	(3)	(13)	(13)
Interest income	-	4	-	16
Foreign exchange gain/(loss)	11	(7)	-	110
Earnings before income tax	4,696	3,450	15,892	15,699

Income tax expense	(1,645)	(1,291)	(5,983)	(5,960)
Net earnings	$3,051	$2,159	$9,909	$9,739

Net earnings per common share - basic	$0.19	$0.13	$0.62	$0.59
Shares used in computing basic net earnings per common share	15,996	16,461	16,004	16,638
Net earnings per common share - diluted	$0.18	$0.13	$0.60	$0.57
Shares used in computing diluted net earnings per common share	16,603	16,981	16,456	17,184

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS

	December 31,	December 31,
	2012	2011
	(note)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$11,554	$13,726
Accounts receivable, net	13,780	11,728
Inventories	13,737	14,788
Prepaid expenses and other	2,670	1,624
Current portion of deferred tax assets	6,800	5,500
Total current assets	48,541	47,366
Property, plant and equipment, net	14,756	5,607
Goodwill	10,387	8,117
Intangible assets, net	12,325	7,948
Deferred tax assets, net of current portion and liabilities	1,993	7,445
Total assets	$88,002	$76,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$10,525	$8,716

Long-term deferred revenue and contingent consideration, net of current portion	610	1,061

Shareholders’ equity:
Total shareholders’ equity	76,867	66,706
Total liabilities and shareholders’ equity	$88,002	$76,483

Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(unaudited)		(note)
Net earnings	$3,051	$2,159	$9,909	$9,739
Revenue:
Additional license revenue(1)	-	-	-	2,517
Expenses:
Amortization of intangibles(2)	361	210	1,393	831
Adjustment of contingent consideration(3)	136	-	232	586
Non-cash stock-based compensation	762	458	2,983	2,250

Note: Derived from the audited financial statements at that date.

(1)
On July 6, 2011, King Pharmaceuticals, Inc. (King) notified the company that it was terminating the development of the company’s Thrombi-Paste products and terminating efforts to obtain the surgical indication for the company’s Thrombi-Gel products.  As a result of King making the decision not to proceed, the company recognized additional license revenue of $2.5 million in 2011 which represents the remaining deferred license revenue originally allocated to the Thrombi-Paste products and the surgical indication of the Thrombi-Gel products as part of the agreements entered into with King in 2007.  Starting in the fourth quarter of 2011, amortization of the deferred revenue will be $51,000 per quarter for the remainder of the 10-year license period, reflecting the remaining amortization allocated to the continuing topical use indication of the Thrombi-Gel and Thrombi-Pad® products.

(2)
On April 30, 2010 the company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius Medical Technologies, Inc.  On January 27, 2011 the company acquired the assets related to the Guardian® hemostasis valves from Zerusa Limited.  On December 22, 2011 the company acquired the exclusive rights from Northeast Scientific, Inc.’s reprocessing services for the ClosureFast radiofrequency catheters in the U.S.  On January 6, 2012 the company acquired the intellectual property related to the Pronto® extraction catheters from Dr. Pedro Silva and his affiliates.  On June 11, 2012 the company acquired the assets related to the AccumedTM wrist positioning splint products from Accumed Systems, Inc.  On August 16, 2012 the company acquired the assets related to the Venture® Wire Control Catheter products from St. Jude Medical, Cardiology Division, Inc.  On December 21, 2012 the company acquired the assets related to the Teirstein EdgeTM and AngioAssistTM docking station from Shephard Scientific, Inc.  As part of these license and asset purchases, the company allocated $14.9 million to purchased technology and other intangibles that is being amortized over a period of 9 – 11 years.

(3)
On September 30, 2011, in accordance with accounting rules (ASC 805), the company reduced by $586,000 its estimate of the future earn-out payments to be made in connection with the October 2010 acquisition of the interventional snare and retrieval business of Radius Medical, Inc. (Radius), which reduced general and administrative expenses by the same amount.  On March 31, 2012 the Company further reduced by $96,000 its estimate of the future earn-out payments to be made to Radius.  On December 31, 2012 the Company further reduced by $136,000 its estimate of the future earn-out payments to be made to Radius.  The Company may make additional adjustments in its estimate of the earn-out in future periods as warranted by future sales results of the interventional snare and retrieval products.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of more than 70 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFAST, which is a registered trademark of Tyco Healthcare Group, LP.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.

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